Exhibit 1.5

Execution Version

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

SEADRILL CAPRICORN HOLDINGS LLC

A Marshall Islands Limited Liability Company

Dated as of October 18, 2012

TABLE OF CONTENTS

1.	DEFINITIONS		1
	1.1	Defined Terms.	1
	1.2	Number and Gender.	2
2.	ORGANIZATION		3
	2.1	Formation.	3
	2.2	Name.	3
	2.3	Purposes.	3
	2.4	Registered Office; Registered Agent.	3
	2.5	Principal Office.	3
	2.6	Term.	3
	2.7	Liability to Third Parties.	3
	2.8	LLC Certificate.	4
	2.9	Issuances of Additional Limited Liability Company Interests	4
	2.10	Transfer of Ownership Interest; Pledge of Ownership Interest.	4
3.	CAPITAL CONTRIBUTIONS		5
	3.1	Initial Capital Contributions.	5
	3.2	Additional Capital Contributions.	5
	3.3	Liability Limited to Capital Contributions.	5
	3.4	No Interest on Capital Contributions.	5
4.	MANAGEMENT		5
	4.1	Board of Directors.	5
	4.2	Board Membership.	6
	4.3	Meetings, Quorum, Voting, etc.	7
	4.4	Delegation of Authority and Duties.	8
	4.5	Execution of Documents.	9
	4.6	Compensation of Directors and Officers.	9
	4.7	Indemnification.	9
	4.8	Liability of Indemnitees.	11
	4.9	Actions Required by Member and Conflicts Committee of the Member.	11
5.	DISTRIBUTIONS		12
	5.1	Reserves and Distributions.	12
6.	BOOKS AND RECORDS; FISCAL YEAR; BANK ACCOUNTS		12
	6.1	Books and Records.	12
	6.2	Fiscal Year.	12
	6.3	Bank Accounts.	13
7.	MISCELLANEOUS		13
	7.1	Complete Agreement.	13
	7.2	Governing Law.	13
	7.3	Headings.	13
	7.4	Severability.	13
	7.5	No Third Party Beneficiary.	13
	7.6	Amendment.	13

Exhibit 1:		Form of Certificate of Formation
Exhibit 2:		Form of LLC Certificate

i

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF SEADRILL CAPRICORN HOLDINGS, LLC

This Amended and Restated Limited Liability Company Agreement of Seadrill Capricorn Holdings LLC, a Marshall Islands limited liability company (the “Company”), is made and entered into effective as of the 18th day of October, 2012, by Seadrill Partners LLC, a Marshall Islands limited liability company (“Seadrill Partners”).

RECITALS

WHEREAS, the Company was formed on July 20, 2012 pursuant to the Act, subject to a Limited Liability Company Agreement dated as of July 20, 2012 entered into by Seadrill Partners as its sole member.

NOW, THEREFORE, the Limited Liability Agreement is amended and restated in its entirety as follows:

1.	DEFINITIONS

1.1	Defined Terms.

When used in this Agreement, the following terms shall have the meanings set forth below:

(a) “Act” means the Marshall Islands Limited Liability Company Act (of the Republic of the Marshall Islands Associations Law), as the same may be amended from time to time.

(b) “Agreement” means this Limited Liability Company Agreement, as amended, modified, supplemented or restated from to time in accordance with its terms.

(c) “Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used in the foregoing definition, the term “Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

(d) “Board of Directors” shall have the meaning set forth in 4.1 4.1 of this Agreement.

(e) “Capital Contributions” means the total amount of cash and/or assets which a Member contributes to the Company as capital pursuant to this Agreement.

(f) “Certificate of Formation” means the Certificate of Formation in the form of Exhibit 1 attached hereto filed on July 20, 2012 pursuant to the Act with the Republic of the Marshall Islands Registrar of Corporations pursuant to which the Company was formed as a Marshall Islands limited liability company.

(g) “Company” means Seadrill Capricorn Holdings LLC, a Marshall Islands limited liability company.

(h) “Directors” means the members of the Board of Directors.

(i) “Indemnitee” means (a) any Person who is or was a Member, (b) any Person who is or was an Affiliate of any Member, (c) any Person who is or was a Director or Officer, or a fiduciary or trustee, of the Company, (d) any Person who is or was a member, shareholder, partner, director, officer, fiduciary or trustee of any Member or an Affiliate of any Member, (e) any Person who is or was serving at the request of the Company, any Member or any Affiliate of any Member as an officer, director, member, partner, fiduciary or trustee of another Person, provided, that such Person shall not be an Indemnitee by reason of providing, on a fee for services basis, trustee, fiduciary or custodial services, and (f) any Person the Company designates as an “Indemnitee” for purposes of this Agreement.

(j) “Initial Directors” shall have the meaning set forth in 4.1 4.1 of this Agreement.

(k) “Indemnified Party” has the meaning set forth in Section 4.5 of this Agreement.

(l) “LLC Certificate” has the meaning set forth in Section 2.8 of this Agreement.

(m) “Member” means Seadrill Partners and any Transferee of Seadrill Partners, as the case may be, and shall have the same meaning as the term “Member” under the Act.

(n) “Officers” has the meaning set forth in Section 4.4 of this Agreement.

(o) “Person” means a natural person, corporation, partnership, joint venture, trust, estate, unincorporated association, limited liability company, or any other juridical entity.

(p) “Seadrill Partners” has the meaning set forth in the Preamble to this Agreement.

(q) “Transferee” has the meaning set forth in Section 2.10(a) of this Agreement.

(r) “Units” means the units representing limited liability company interests in the Company.

1.2	Number and Gender.

As the context requires, all words used herein in the singular number shall extend to and include the plural, all words used in the plural number shall extend to and include the singular, and all words used in any gender shall extend to and include the other gender or be neutral.

2.	ORGANIZATION

2.1	Formation.

The Company was formed on July 20, 2012 as a Marshall Islands limited liability company by the filing of the Certificate of Formation.

2.2	Name.

The name of the Company is “Seadrill Capricorn Holdings LLC” and all Company business shall be conducted in that name or such other names that comply with applicable law as the Board of Directors may from time to time designate.

2.3	Purposes.

The purposes for which the Company is established is to engage in any lawful activity permitted by the Act.

2.4	Registered Office; Registered Agent.

The registered office of the Company required by the Act to be maintained in the Republic of the Marshall Islands shall be the office of the initial registered agent named in the Certificate of Formation or such other office as the Board of Directors may designate from time to time in the manner provided by law. The registered agent of the Company required by the Act to be maintained in the Republic of the Marshall Islands shall be the initial registered agent named in the Certificate of Formation or such other person or persons as the Board of Directors may designate from time to time in the manner provided by law.

2.5	Principal Office.

The principal office of the Company shall be 13th Floor, One America Square, 17 Crosswall, London EC3N 2LB, except as may otherwise be determined by the Board of Directors.

2.6	Term.

The Company commenced on the date the Certificate of Formation was accepted for filing by the Republic of the Marshall Islands Registrar of Corporations and shall have perpetual existence, unless the Company is dissolved in accordance with the Act.

2.7	Liability to Third Parties.

Neither the Member nor the Board of Directors shall be liable for the debts, obligations or liabilities of the Company, including, without limitation, under a judgment, decree or order of a court.

2.8	LLC Certificate.

The limited liability company interests in the Company shall be represented solely by Units, which Units shall be evidenced by a certificate substantially in the form of Exhibit 2 attached hereto (an “LLC Certificate”).

2.9	Issuances of Additional Limited Liability Company Interests

(a) The Company may issue additional Units and options, rights, warrants and appreciation rights relating to the such Units for any Company purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the Board of Directors shall determine, all without the approval of any Members.

(b) Each additional Unit authorized to be issued by the Company pursuant to Section 2.9(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Units), as shall be fixed by the Board of Directors, including (i) the right to share in Company distributions; (ii) the rights upon dissolution and liquidation of the Company; (iii) whether, and the terms and conditions upon which, the Company may or shall be required to redeem the Units (including sinking fund provisions); (iv) whether such Unit is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (v) the terms and conditions upon which each Unit will be issued, evidenced by certificates and assigned or transferred; (vi) the method for determining the percentage interest in the Company represented by such Units; and (vii) the right, if any, of each such Unit to vote on Company matters, including matters relating to the relative rights, preferences and privileges of such limited liability company interests.

(c) The Board of Directors shall take all actions that it determines to be necessary or appropriate in connection with each issuance of Units and options, rights, warrants and appreciation rights relating to such limited liability company interests pursuant to this Section 2.9, (ii) reflecting the admission of such additional Members in the books and records of the Company as the Record Holder of such limited liability company interests. The Board of Directors shall determine the relative rights, powers and duties of the holders of the Units or other Membership Interests being so issued. The Board of Directors shall do all things necessary to comply with the Marshall Islands Act and is authorized and directed to do all things that it determines to be necessary or appropriate in connection with any future issuance of limited liability company interests, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency.

2.10	Transfer of Ownership Interest; Pledge of Ownership Interest.

(a) Subject to the provisions of Section 2.10(b) herein, upon the endorsement by a Member on its LLC Certificate (or on a separate transfer power) in favor of a third party (a “Transferee”) and the delivery of such LLC Certificate (and such separate power, if applicable) to the Company for registration and issuance of a new LLC Certificate to such Transferee, such Member shall be deemed to have assigned and transferred all its right, title and interest in the Company and in this Agreement to such Transferee and all references in this Agreement to such

Member shall be deemed to refer to such Transferee, in each case effective as of the date of such LLC Certificate delivery. A Member’s right, title and interest in the Company shall not be transferred other than as provided in this Section 2.10(a).

(b) The pledge of, or granting of a security interest, lien or other encumbrance in or against, any or all of the limited liability company interest of the Member in the Company shall not cause the Member to cease to be a Member until the secured party shall have lawfully exercised its remedies under the security agreement and completed the endorsement in favor of a Transferee. Until the exercise of such remedies, the secured party shall not have the power to exercise any rights or powers of the Members.

(c) The instrument of transfer of any ownership interest in the Company shall be executed outside of the United Kingdom.

3.	CAPITAL CONTRIBUTIONS

3.1	Initial Capital Contributions.

On or near the date of the Company’s formation, the Member made an initial capital contribution of U.S. $1,000 to the Company, and upon the Company’s receipt and in consideration thereof, a certificate evidencing 100% of the limited liability company interests was issued in favor of the Member. By execution of this Agreement, such certificate is hereby cancelled, and an LLC Certificate representing 1,000 units will be issued simultaneously in favor of the Member.

3.2	Additional Capital Contributions.

The Member may contribute such additional sums and/or assets, if any, as it shall determine in its sole discretion.

3.3	Liability Limited to Capital Contributions.

The Member shall not have any obligation to contribute money to the Company or any personal liability with respect to any liability or obligation of the Company.

3.4	No Interest on Capital Contributions.

Except as otherwise expressly provided herein, the Member shall not receive any interest on its Capital Contributions to the Company.

4.	MANAGEMENT

4.1	Board of Directors.

Except for decisions or actions requiring the approval of the Members, as provided in this Agreement (including Section 4.9) or by non-waivable provisions of the Act or applicable law, the powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be exclusively managed in the United Kingdom under the direction of, a board of directors (the “Board of Directors”) comprised of no less than three and no more than seven Directors. Subject to such limitations, the exact number of Directors shall be fixed from time to time by resolution of the Board of Directors and such number may be increased or decreased from time to time by vote of a majority of the Directors then in office; provided, however, that the Board of Directors initially shall be comprised of three Directors (the “Initial Directors”). No decrease in the number of Directors shall have the effect of shortening the term of any incumbent Director. The Board of Directors may make all decisions and take all actions for the Company as in its sole discretion it shall deem necessary or appropriate to enable the Company to carry out the purposes for which the Company was formed and to further the interests of the Members, including, without limitation, the following:

(a) adopting, by written consent or otherwise, resolutions in the name and on behalf of the Company authorizing any decisions or actions taken pursuant to this Section 4.1;

(b) entering into, making and performing such contracts, agreements, undertakings and financial guarantees in the name and on behalf of the Company;

(c) setting aside reserves, opening and maintaining bank and investment accounts and arrangements, drawing checks and other orders for the payment of money, and designating individuals with authority to sign or give instructions with respect to those accounts and arrangements;

(d) collecting sums due to the Company;

(e) selecting, removing, and changing the authority and responsibility of lawyers, auditors and other advisers and consultants;

(f) (i) creating such committees of the Board of Directors as the Board of Directors may deem necessary, appropriate or advisable, in its sole discretion, to carry on the affairs of the Company, (ii) selecting and removing (with or without cause, upon the affirmative vote of a majority of all of the Directors then in office) the members of such committees (provided, however, that such committees shall be comprised only of Directors and shall have only as many members as the Board of Directors deems appropriate), and (iii) changing the authority and responsibilities of such committees; and

(g) granting signatory authority to and issuing Powers of Attorney in favor of such persons as they may deem necessary or appropriate to carry out and implement any decisions or actions taken pursuant to this Section 4.1.

4.2	Board Membership.

(a) The Members shall have full authority unilaterally to appoint, by majority vote, such individuals to be Directors as they shall choose in their sole discretion, and to remove and replace, by majority vote, any Director they appoint to the Board of Directors, with or without cause, at any time and for any reason, and to fill, by majority vote, any positions created on the Board of Directors as a result of an increase in the size of the Board of Directors.

(b) Each Director shall be appointed to serve until his or her successor shall be appointed and shall qualify or until his or her earlier resignation or removal.

(c) The Members shall designate one Director to hold the title of Chairman.

4.3	Meetings, Quorum, Voting, etc.

(a) Meetings of the Board of Directors shall be held in the United Kingdom and shall be called by the Secretary of the Company, or in the absence of the Secretary, by the Chairman of the Board of Directors, upon request of any Director. Notice of the date, time and place of each meeting of the Board of Directors shall be given to each Director at least 48 hours prior to such meeting, unless the notice is given orally or delivered in person, in which case it shall be given at least 24 hours prior to such meeting. For the purpose of this Section 4.3(a), notice shall be deemed to be duly given to a Director if given to him or her personally (including by telephone) or if such notice be delivered to such Director by courier service, mail, email, telegraph, cable, telex, or facsimile, to his or her last known address. Notice of a meeting need not be given to any Director who submits a signed waiver of notice, whether before or after the meeting, or who attends the meeting without protesting, prior to the conduct of any voting thereat, the lack of notice to him or her.

(b) At all meetings of the Board of Directors, a quorum for the transaction of business shall be a majority of the Directors then in office.

(c) Directors may participate in a meeting of the Board of Directors or a meeting of any committee of the Board of Directors by means of conference call or any similar communications equipment by means of which all Directors participating in the meeting can hear each other, and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting.

(d) All decisions to be made and actions to be taken by the Board of Directors or a committee of the Board of Directors shall be determined by the vote of a majority of the Directors in attendance at a meeting at which a quorum is present.

(e) Any action which may be taken at a meeting of the Board of Directors or a meeting of any committee of the Board of Directors at least a majority of whom take such action from the United Kingdom may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by all of the Directors then in office. The action taken by any unanimous consent in writing shall be deemed to have occurred when the last Director executing such consent shall have signed the consent.

(f) Unless the Board of Directors shall otherwise provide, any committee of the Board of Directors may hold meetings at any place and make rules for the conduct of its business as such committee shall from time to time deem necessary. Each committee shall keep a record of its proceedings and report the same to the Board of Directors when required. No committee shall have the power to fill vacancies in the Board of Directors, or to change the membership of or to fill vacancies in, any other committee created by the Board of Directors, or to amend or repeal this Agreement or adopt a new limited liability company agreement, or to submit to the Member any action requiring its authorization, or to amend or repeal any resolution of the Board of Directors which by its terms shall not be amendable or repealable. Directors may participate in a meeting of a committee of the Board of Directors by means of conference call or any similar communications equipment by means of which all Directors participating in the meeting can hear each other, and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting.

4.4	Delegation of Authority and Duties.

(a) The Board of Directors may, from time to time as it deems advisable, appoint and elect (as well as remove or replace at any time with or without cause for any reason) (i) a Chief Executive Officer, (ii) a Chief Financial Officer, (iii) a Secretary and (iv) such other officer positions assigned to individuals (collectively, the “Officers”). Each Officer shall be a natural person. Any two or more offices may be held by the same person. If so appointed by the Board of Directors, the Officers shall have the authority and duties as may from time to time be assigned to them.

(b) In addition, the Board of Directors may, from time to time as it deems advisable, delegate to one or more natural persons (inclusive of any Director) such authority and duties as the Board of Directors is granted under this Agreement and not made subject to the approval of the Members by this Agreement, and the Board of Directors may assign in writing such titles to any such person as it deems appropriate. Any delegation pursuant to this Section 4.4(b) may be revoked at any time by the Board of Directors with or without cause for any reason.

(c) Unless the Board of Directors decides otherwise, if the title of any person authorized to act on behalf of the Company under this Section 4.4 is one commonly used for officers of a business corporation formed under the Marshall Islands Business Corporation Act, the assignment of such title shall constitute the delegation to such person of the authority and duties that are normally associated with that office, subject to any specific delegation of, or restriction on, authority and duties made pursuant to this Section 4.4. Any delegation or restriction pursuant to this Section 4.4(c) may be revoked at any time by the Board of Directors, with or without cause for any reason; provided, that the Board of Directors will not be entitled to revoke any restriction relating to the residence of any person as set out in this Section 4.4.

(d) Unless authorized to do so by this Agreement or by the Board of Directors, no Director, Officer, agent or employee of the Company shall have any power or authority to bind the Company in any way, to pledge its credit, or to render it liable pecuniarily for any purpose. However, the Company may act by an attorney in fact authorized by the Board of Directors.

4.5	Execution of Documents.

(a) Any agreements, contracts or other documents or correspondence executed by the Company, including an LLC Certificate, shall be signed by the individual executing same as follows:

SEADRILL CAPRICORN HOLDINGS LLC

By:
Name:
Title:

(b) Any agreements, contracts or other documents or correspondence executed on behalf of the Company by the sole Member of the Company shall be signed by such sole Member as follows:

SEADRILL CAPRICORN HOLDINGS LLC

By:	Seadrill Partners LLC,
its Sole Member

By:
(Authorized Signatory)

4.6	Compensation of Directors and Officers.

(a) Members of the Board of Directors shall not receive compensation for their services to the Company as the Board of Directors or any compensation committee appointed by the Board of Directors. The Board of Directors or any compensation committee appointed by the Board of Directors may, from time to time, authorize the reimbursement by the Company of such expenses (including travel expenses) as may be incurred by Directors in the performance of their duties hereunder (including attendance at meetings of the Board of Directors).

(b) The Officers shall serve with or without such compensation for their services to the Company as the Board of Directors or any compensation committee appointed by the Board of Directors thereof shall determine.

4.7	Indemnification.

(a) To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided, that the Indemnitee shall not be indemnified and held harmless if there has been a final and non appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 4.7, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or gross negligence or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful. Any indemnification pursuant to this Section 4.7 shall be made only out of the assets of the Company, it being agreed that the Members shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Company to enable it to effectuate such indemnification.

(b) To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to this Section 4.7 in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to a determination that the Indemnitee is not entitled to be indemnified upon receipt by the Company of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 4.7.

(c) The indemnification provided by this Section 4.7 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, as a matter of law or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(d) The Company may purchase and maintain (or reimburse any Member or its Affiliates for the cost of) insurance, on behalf of any Member, its Affiliates and such other Persons as the Board of Directors shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Company’s activities or such Person’s activities on behalf of the Company, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e) For purposes of this Section 4.7, the Company shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Company also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 4.7(a); and action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Company.

(f) In no event may an Indemnitee subject any of the Members to personal liability by reason of the indemnification provisions set forth in this Agreement.

(g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 4.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(h) The provisions of this Section 4.7 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(i) No amendment, modification or repeal of this Section 4.7 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Company, nor the obligations of the Company to indemnify any such Indemnitee under and in accordance with the provisions of this Section 4.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

4.8	Liability of Indemnitees.

(a) No Indemnitee shall be personally liable for the debts and obligations of the Company.

(b) Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Company for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or gross negligence or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal.

(c) To the full extent that the Act permits the limitation or elimination of liability of Directors, a Director shall not be liable to the Company or its Members for monetary damages for breach of fiduciary duty as a Director.

(d) Any amendment, modification or repeal of this Section 4.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 4.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

4.9	Actions Required by Member and Conflicts Committee of the Member.

(a) The following actions may only be taken or determined by the Member:

(i) effecting any merger or consolidation involving the Company;

(ii) effecting any sale or exchange of all or substantially all of the Company’s assets;

(iii) dissolving or liquidating the Company;

(iv) creating or causing to exist any consensual restriction on the ability of the Company or its subsidiaries to make distributions, pay any indebtedness, make loans or advances or transfer assets to its Members or their subsidiaries;

(v) settling or compromising any claim, dispute or litigation directly against, or otherwise relating to indemnification by the Company of, any of the directors or officers of the Company; or

(vi) issuing additional interests in the Company.

(b) The Company shall not amend this Agreement without the approval or consent of the conflicts committee of the board of directors of the Member.

5.	DISTRIBUTIONS

5.1	Reserves and Distributions.

From time to time, but not less often than quarterly, the Board of Directors shall review the Company’s accounts and determine the amount of the Company’s available cash and appropriate reserves (including cash reserves for future maintenance capital expenditures, working capital and other matters), and the Company shall make a distribution to the Member of the available cash, subject to the reserves. The Board of Directors may make such cash distributions as it may determine and without being limited to current or accumulated income or gains from any Company funds, including, without limitation, Company revenues, capital contributions or borrowed funds; provided, that no such distribution shall be made if, after giving effect thereto, the liabilities of the Company exceed the fair market value of the assets of the Company. In its sole discretion, the Board of Directors may, subject to the foregoing proviso, also distribute to the Member other Company property or other securities of the Company or other entities. All distributions, including distributions in liquidation of the Company, shall be made in accordance with the Percentage Interests of the Company.

6.	BOOKS AND RECORDS; FISCAL YEAR; BANK ACCOUNTS

6.1	Books and Records.

The books and records of the Company shall, at the cost and expense of the Company, be kept at the principal office of the Company or at such other location as the Board of Directors may from time to time determine provided such location is in the United Kingdom, but in no circumstances shall any register of members be brought into the United Kingdom.

6.2	Fiscal Year.

Unless otherwise determined by the Board of Directors, the Company’s books and records shall be kept on a December 31 calendar year basis and shall reflect all Company transactions and be appropriate and adequate for conducting the Company’s affairs.

6.3	Bank Accounts.

All funds of the Company will be deposited in its name in an account or accounts maintained with such bank or banks selected by the Board of Directors. Checks shall be drawn upon the Company account or accounts only for the purposes of the Company and may be signed by such persons as may be designated by the Board of Directors.

7.	MISCELLANEOUS

7.1	Complete Agreement.

This Agreement and the exhibits hereto constitute the complete and exclusive statement of the agreement regarding the operation of the Company and replace and supersede all prior agreements regarding the operation of the Company.

7.2	Governing Law.

This Agreement and the rights of the parties hereunder will be governed by, interpreted, and enforced in accordance with the laws of the Republic of the Marshall Islands, without giving regard to principles of conflicts of law.

7.3	Headings.

All headings herein are inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Agreement.

7.4	Severability.

If any provision of this Agreement is held to be illegal, invalid or unenforceable under the present or future laws effective during the term of this Agreement, such provision will be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

7.5	No Third Party Beneficiary.

This Agreement is made solely and specifically for the benefit of the Member and its successors and Transferees and no other Persons shall have any rights, interest or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third party beneficiary or otherwise.

7.6	Amendment.

All amendments to this Agreement must be in writing and signed by the Member.

[Signature Page follows]

WHEREFORE, this Agreement has been executed by a duly authorized representative of the Member as of the date first set forth above.

Member:

SEADRILL PARTNERS LLC

By:	/s/ Graham Robjohns
Name:	Graham Robjohns
Title:	Chief Executive Officer

SIGNATURE PAGE

TO SEADRILL CAPRICORN HOLDINGS LLC

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

EXHIBIT 1

CERTIFICATE OF FORMATION

OF

SEADRILL CAPRICORN HOLDINGS LLC

Under Section 9 of The Marshall Islands Limited Liability Company Act

The undersigned, [—], authorized person of Seadrill Capricorn Holdings LLC, for the purpose of forming a Marshall Islands limited liability company, hereby certifies:

1.	The name of the limited liability company is: Seadrill Capricorn Holdings LLC (the “Company”).

2.	The registered address of the Company in the Marshall Islands is Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960. The name of the Company’s registered agent in the Marshall Islands upon whom process may be served at such address is The Trust Company of the Marshall Islands, Inc.

3.	The formation date of the Company is the date of the filing of this Certificate of Formation with the Registrar of Corporations.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation on the      day of                     , 2012.

[ ]
Authorized Person

EXHIBIT 1

EXHIBIT 2

CERTIFICATE OF LIMITED LIABILITY COMPANY INTEREST

OF

SEADRILL CAPRICORN HOLDINGS LLC

Organized Under The Laws Of The Republic Of The Marshall Islands

This Certificate evidences the ownership by              of              units representing      % of the limited liability company interests in Seadrill Capricorn Holdings LLC (the “Company”), which interests are subject to the provisions of the Certificate of Formation and the Limited Liability Company Agreement of the Company, as each may be amended, modified or otherwise supplemented from time to time.

Witness, the signature of the Company by its duly authorized officer.

Date:

Name:
Title:

EXHIBIT 2

For value received, the undersigned hereby sells, assigns and transfers unto                     a total of             units representing a     % limited liability company interest in Seadrill Capricorn Holdings LLC represented by this Certificate.

Date:

Name:
Title:

EXHIBIT 2